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Exhibit 99.1

NEWS RELEASE    NEWS RELEASE    NEWS RELEASE    NEWS RELEASE

MEDICSIGHT, INC. APPOINTS 2 NEW DIRECTORS

        LONDON—(BUSINESS WIRE)—Dec. 20, 2002——The Board of Medicsight, Inc. (OTCBB: MSGH) is pleased to announce the appointment of two new independent directors, Professor Nadey Hakim and Dr. Allan Miller. The appointment of these directors conforms to the requirements of the Sarbane-Oxley Act as Independent Directors and Audit Committee Members. These important appointments strengthen the Company as it continues to roll out its branded Lifesyne Centers in Europe and prepares to formerly launch its unique proprietary Expert Computer Aided Diagnostic (EXCAD) Software for radiologists.

PROFESSOR NADEY S HAKIM, KGSJ, MD, PHD, FRCS, FRCSI, FACS, FICS

        Nadey S Hakim, 44, is a General and Transplant Surgeon. He is the Surgical Director of the Transplant Unit at St Mary's Hospital London. He has a particular interest and expertise in the kidney and pancreas transplantation. He obtained his MD from Paris University; he received his surgical training at Guy's Hospital in London, PhD in small bowel transplantation from University College London. He completed a Gastrointestinal Fellowship at the Mayo Clinic and a Multi-organ Transplant Fellowship at the University of Minnesota. To date he has published over one hundred publications and has written/edited 10 textbooks in the field of surgery and transplantation.

        He has successfully started the first Pancreas Transplant Program in the SE of England. Professor Hakim is Editor-in-Chief of International Surgery, a prestigious peer reviewed journal and on the Editorial Board of Transplant Proceedings, Graft and several other journals. He is a Member of the Kidney-Pancreas Committee of the American Society of Transplant Surgeons (ASTP), President of Transplantation Section of the Royal Society of Medicine. He was also part of the working party to review organ transplantation in the UK. He represented Britain in the International team, which performed the Worlds first arm transplant and the Worlds first double arm transplant. He has given numerous presentations in the UK and throughout the World.

        He has been awarded several honorary Professorships and has been a visiting Professor at several prestigious centers including Harvard University.

        Professor Hakim has recently been elected President of the International College of Surgeons based in Chicago. Prior to his election he served as First Vice President and European Federation Secretary of this college.

DR ALLAN MILLER MBBS MRCP FRCP FFPM

        Dr Miller qualified in medicine at St Bartholomew's Hospital Medical School, London in 1961. In 1965 he was admitted to the Royal College of Physicians. After spending 8 years in General Practice he was appointed as a Medical Adviser to international pharmaceutical company, Hoffman La Roche. He oversaw the clinical research program for both Isotretinoin and Etretinate and its successor Acitretin. Each of these products were registered worldwide and granted marketing authorization. Upon this success Dr Miller was promoted and held the positions of Head of Clinical Cardiovascular Research Worldwide, Head of Dermatological Research Worldwide and Head of all Clinical Research UK. During his time with Hoffman La Roche over 9 separate products were successfully registered.

        In 1984 he joined a US privately owned pharmaceutical group, Purdue Pharma, Mundipharma in Europe and Napp Pharma as Medical Director. Dr Miller established the clinical programmes for controlled release tablets, which quickly saw the establishment of the controlled release morphine products ensuring his group's early success, which led to the creation of a number of companies worldwide. This new palliative process pioneered by Dr Miller's team some 20 years ago has now grown all over the world.

        Dr Miller spent 14 years as Medical Director for Napp Pharmaceuticals Ltd and 4 years as European Medical Research Director of the Purdue Pharma, Mundipharma, Napp group based in Cambridge, England.

        Dr Miller is a Member of the British Medical Association and a Fellow of the Royal Society of Medicine.

        For more information:

Email	info@medicsight.com
Website:	www.medicsight.com
Telephone:	Stephen Whale +44 207 598 4080

        Forward-looking statements made on this press release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Potential risks and uncertainties include, but are not limited to, the risks described in company filings with the Securities and Exchange Commission.

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  Exhibit 99.1